GOOSEHEAD INSURANCE, INC. ANNOUNCES SELECT PRELIMINARY
KEY PERFORMANCE INDICATORS FOR FOURTH QUARTER AND YEAR-END 2019

WESTLAKE, TEXAS – January 27, 2020 - Goosehead Insurance, Inc. (“Goosehead” or the “Company”) (NASDAQ: GSHD), a rapidly growing independent personal lines insurance agency, today announced select preliminary fourth quarter and year-end 2019 key performance indicators, including preliminary estimated revenue under ASC 605 for the fourth quarter ended December 31, 2019, provided in connection with the Company’s annual internal meeting in February 2020.

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Revenue under accounting guidance ASC 605[1] for the fourth quarter of 2019 is expected to be between $20.1 million and $20.3 million, representing organic growth of between 37% and 38% from the fourth quarter of 2018. For the full year 2019, revenue under accounting guidance ASC 605[1] is expected to be between $83.8 million and $84.0 million, representing organic growth of between 39% and 40% from 2018.

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Total written premiums placed grew 45% to $196 million in the fourth quarter of 2019, compared to $135 million during the fourth quarter of 2018. Total written premiums placed in 2019 were $739 million, an increase of 45% from 2018.

•	Policies in force grew 44% to 482,000 at year end 2019, compared to 334,000 at year end 2018.

•	Corporate sales headcount of 248 as of December 31, 2019 was up 49% year-over-year.

•	Total franchises increased 47% compared to the prior-year period to 948 as of December 31, 2019; total operating franchises grew 34% compared to the prior-year period to 614.

1 The revenue presented for the fourth quarter of 2019 reflects the Company’s preliminary estimates based on currently available information, is not a comprehensive statement of our financial results and is subject to change. The Company has provided a range, rather than a specific amount, for preliminary revenue estimates because its closing procedures for the year ended December 31, 2019 are not yet complete and, therefore, its final results upon completion of our closing procedures may vary from the preliminary estimates. In addition, these estimates are presented under ASC 605. The Company will begin to report revenue under ASC 606 (ASU 2014-09) in its 2019 Annual Report on Form 10-K for the year ended December 31, 2019 and plans to provide a reconciliation to the current method of revenue recognition.

During the fourth quarter, the Company’s mix of business continued to proportionately shift toward its Franchise Channel, as has been the case throughout 2019. This shift creates a growing short-term gap between premium growth and revenue growth. Mark Colby, CFO, explained the significance of this shift, “We believe that premium growth is the best leading indicator of future revenue growth, particularly in our Franchise Channel. We are extremely pleased to have grown premiums written by 45% in 2019. Because Goosehead’s royalties in the Franchise Channel on new business are 20%, but jump to 50% on renewal, strong premium growth today creates a spring-loading of future revenue growth as policies mature from new business to renewal.”
“Our team delivered another year of strong organic growth in 2019, which is another testament to the predictability and reliability of our business model. We are also very pleased that we continue to attract increasingly high-quality franchise candidates to our system,” stated Mark E. Jones, Chairman and CEO. “We are excited to review the results we are announcing now with our team during our 2020 internal annual meeting. We have built a better mouse trap and we believe the company is very well-positioned to continue to sustain very high levels of profitable growth in 2020 and beyond.”
The Company expects to release full fourth quarter and full year 2019 results in March 2020. Conference call details will be provided closer to the date.

About Goosehead
Goosehead (NASDAQ: GSHD) is a rapidly growing and innovative independent personal lines insurance agency that distributes its products and services throughout the United States. Goosehead was founded on the premise that the consumer should be at the center of our universe and that everything we do should be directed at providing extraordinary value by offering broad product choice and a world-class service experience. Goosehead represents over 80 insurance companies that underwrite personal lines and small commercial lines risks, and its operations include a network of seven corporate sales offices and 948 operating and contracted franchise locations. For more information, please visit www.gooseheadinsurance.com.

Forward-Looking Statements
This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Goosehead’s expectations or beliefs concerning future events. Forward-looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or Goosehead’s strategies or expectations. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “outlook” or “continue”, or the negative of these terms or other comparable terminology. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements.
Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, conditions impacting insurance carriers or other parties with which Goosehead does business, the loss of one or more key executives or an inability to attract and retain qualified personnel and the failure to attract and retain highly qualified franchisees. These risks and uncertainties also include, but are not limited to, those described under the caption “1A. Risk Factors” in Goosehead’s Annual Report on Form 10-K for the year ended December 31, 2018 and in Goosehead’s other filings with the SEC, which are available free of charge on the Securities Exchange Commission's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward-looking statements and all subsequent written and oral forward-looking statements attributable to Goosehead or to persons acting on behalf of Goosehead are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and Goosehead does not undertake any obligation to update them in light of new information, future developments or otherwise, except as may be required under applicable law.

Contacts
Investor Contact:
Dan Farrell
Goosehead Insurance – VP Capital Markets
Phone: (214) 838-5290
E-mail: IR@goosehead.com; PR@goosehead.com